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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) July 17, 1998


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)

               1-10699                              22-2405746
       ------------------------        ---------------------------------
       (Commission File Number)        (IRS Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                    (Address of principal executive offices)

                                 (201) 236-2600
              (Registrant's telephone number, including area code)


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Item 5.  Other Events

         HUBCO, Inc. ("HUBCO" or the "Company") on July 17, 1998, issued a press release announcing an increase in its quarterly cash dividend to $0.25 per common share and a 3% stock dividend. The $0.25 per share cash dividend will be payable on September 1, 1998 to stockholders of record on August 14, 1998. The 3% stock dividend will be distributed on September 1, 1998 to shareholders of record on August 14, 1998. The stock dividend will be implemented after the cash dividend; thus, the cash dividend will not be paid on the dividended shares. HUBCO's press release is attached as an Exhibit to this Current Report on Form 8-K.

         HUBCO anticipates consummating it pending acquisitions of Community Financial Holding Corporation ("CFHC") and IBS Financial Corp. ("IBSF") on August 14, 1998, the dividend record date. HUBCO intends to make the CFHC and IBSF mergers effective prior to the close of business on that date, so that the $.025 quarterly cash dividend and the 3% stock dividend will be payable on the shares of HUBCO Common Stock issued to CFHC and IBSF shareholders in their respective mergers.

         HUBCO anticipates consummating its pending acquisition of Dime Financial Corporation ("DFC") on a date which falls after the August 14, 1998 record date for HUBCO's 3% stock dividend. Thus, the stock dividend will trigger the anti-dilution provisions contained in the Agreement and Plan of Merger dated as of March 31, 1998 among HUBCO, Lafayette American Bank, DFC and The Dime Savings Bank of Wallingford (the "DFC Merger Agreement"). HUBCO anticipates the following anti-dilution adjustments pursuant to the DFC Merger Agreement:

                  1. Pursuant to Section 2.1(a) of the DFC Merger Agreement, the Exchange Ratio (as such term is defined in the DFC Merger Agreement) is calculated by dividing $38.25 by the Median Pre-Closing Price of HUBCO Common Stock (as such term is defined in the DFC Merger Agreement). The $38.25 amount remains unchanged. However, the Median Pre-Closing Price will be determined on a post-stock dividend basis. This means that any HUBCO Common Stock prices used in calculating the Median Pre-Closing Price which are from dates earlier than the "ex-dividend" date for HUBCO's 3% stock dividend (i.e., earlier than August 12, 1998) will be divided by 1.03 to obtain the effective post-dividend price before calculating Median Pre-Closing Price. Then, Median Pre-Closing Price will be calculated as otherwise set forth in the DFC Merger Agreement.

                  2. Pursuant to Section 2.1(a) of the DFC Merger Agreement, the Exchange Ratio is subject to a Maximum Exchange Ratio of 1.05 and a Minimum Exchange Ratio of 0.93. These "collars" will be multiplied by 1.03 to obtain the new Maximum Exchange Ratio (1.0815) and Minimum Exchange Ratio (0.9579).

                  3. Pursuant to Section 2.1(a) of the DFC Merger Agreement, DFC has certain rights to terminate the agreement if the Median Pre-Closing Price of HUBCO Common Stock at the Determination Date (as such term is defined in the DFC Merger Agreement) is less than $31.43. If the Determination Date is on or after the "ex-dividend" date for HUBCO's 3% stock dividend (i.e., on or after August 12, 1998), the $31.43 figure will be divided by 1.03 to obtain the new walkaway price ($30.51).

         HUBCO is a bank holding company for Hudson United Bank in New Jersey, Lafayette American Bank in Connecticut and Bank of the Hudson in New York. In addition to the pending acquisitions of CFHC, IBSF and DFC, HUBCO also has pending the purchase of two New York branches of First Union National Bank. After closing these acquisitions, HUBCO will have approximately 160 offices and $6.5 billion in assets.

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Item 7.   Exhibits

     99   Press Release dated July 17, 1998


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       HUBCO, INC.

Dated: July ___, 1998              By:
                                       -----------------------------
                                       D. Lynn Van Borkulo-Nuzzo,
                                       Executive Vice President and
                                       Corporate Secretary

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                                INDEX TO EXHIBIT


Exhibit No.        Description
----------         -----------

     99            Press Release dated July 17, 1998